Exhibit 10.2
FedEx Corporation
Retirement Plan for Outside Directors

Frozen Effective as of July 14, 1997
Amended and Restated on September 29, 2008
1. Purpose and Description. Federal Express Corporation, a Delaware corporation (“FedEx Express”), the predecessor to FedEx Corporation, a Delaware corporation (the “Company” (which term means FedEx Express with respect to any time prior to January 27, 1998)), established, effective July 17, 1989, the Company’s Retirement Plan for Outside Directors (as amended, the “Plan”) in order to attract, retain and motivate directors who are not also employees of the Company (“Outside Directors” or, individually, an “Outside Director”) to serve on the Company’s Board of Directors (the “Board”). The Plan was subsequently amended effective September 1, 1993, to extend the maximum period of benefit payments from 10 to 15 years. At its July 1997 meeting, the Board determined that the purpose of the Plan as described above could be better served by other means. Consequently, the Board froze the Plan’s benefits, effective July 14, 1997 (the “Freeze Date”), and restated the Plan, amending (among other matters) the Plan’s vesting schedule and defining a “Year of Service” for Plan purposes. No further benefits shall accrue under the Plan subsequent to the Freeze Date.
Effective on September 29, 2008, the Board amended and restated the Plan to provide, among other things, that the Plan benefit payable to an Outside Director who retires on or after January 1, 2009, shall be paid as a single lump sum distribution, computed based on the applicable discount rate in effect as of the date of distribution under the FedEx Corporation Retirement Parity Pension Plan (the “Parity Plan”).
The Plan is not intended to be an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 or to be a qualified plan under Section 401(a) of the Internal Revenue Code of 1986. Benefits provided by the Plan shall be payable out of the assets of the Company as a general, unsecured obligation of the Company.
2. Retirement Benefit (Retirement Prior to January 1, 2009). An Outside Director who was a member of the Board on the Freeze Date and who retires prior to January 1, 2009, shall be entitled to a retirement benefit commencing as of the first day of the fiscal quarter of the Company next following the later of the date of termination of his or her directorship on the Board or the date such director attains age 60. Such benefit shall be an annual amount, payable thereafter in quarterly installments for the number of years determined by reference to the following schedule:

Years of Service	Duration of
as an Outside Director	Pension Payments in Years
1-10	10
11	11
12	12
13	13
14	14
15 or more	15

equal to a percentage of the Fiscal Year 1998 Retainer Fee, hereinafter defined, set forth in the schedule below according to such director’s number of Years of Service, hereinafter defined, on the Board as an Outside Director:

Years of Service	Percentage
1	10%
2	20%
3	30%
4	40%
5	50%
6	60%
7	70%
8	80%
9	90%
10 or more	100%
For the purposes of the Plan, “Fiscal Year 1998 Retainer Fee” shall mean $40,000, the annual retainer fee being paid to Outside Directors during the Company’s 1998 fiscal year for serving on the Board (exclusive of fees paid for attending Board or Board committee meetings and excluding the annual fee paid for serving as chairperson of a Board committee).
For purposes of the Plan, “Year of Service” shall mean each full and each partial fiscal year of the Company during which the Outside Director served on the Board. For all purposes of the Plan, the Years of Service of each Outside Director who was a member of the Board on the Freeze Date and on September 29, 2008 (and who had not received any benefits under the Plan prior to September 29, 2008), as of the Freeze Date, are shown in the following schedule:

Estrin, Judith L.	10
Greer, Philip	15	+
Hyde, J.R., III	15	+
Smith, Joshua I.	9
Walsh, Paul S.	2
Willmott, Peter S.	15

3. Death Benefit (Death or Retirement Prior to January 1, 2009).
(a) Pre-Retirement Death (Death Prior to January 1, 2009). If an Outside Director’s directorship on the Board terminates prior to January 1, 2009, by reason of his or her death and if, at the time of death, such director could have retired from the Board and become entitled to the retirement benefit provided under paragraph 2 above, such director’s surviving spouse shall be entitled to a death benefit commencing as of the first day of the fiscal quarter of the Company next following the later of the date of the director’s death or the date that such director would have attained age 60. Such death benefit shall be an annual amount, payable thereafter in quarterly installments for the number of years determined by reference to the first schedule in paragraph 2, equal to a percentage of the Fiscal Year 1998 Retainer Fee determined pursuant to the second schedule in paragraph 2 above according to such deceased director’s number of Years of Service on the Board as an Outside Director.
(b) Post-Retirement Death (Retirement Prior to January 1, 2009). In the event of the death of a former Outside Director who retires prior to January 1, 2009 and who, at the time of his or her death, was receiving installment payments of the retirement benefit provided pursuant to paragraph 2 above, such director’s surviving spouse shall be entitled to receive as a death benefit the remaining unpaid installments of such retirement benefit which shall be payable at the same time and for the same period as such remaining installments would have been paid to the deceased director.
No death benefits shall be payable under this paragraph 3 in respect of a deceased director or former director who is not survived by his or her spouse or who, prior to death, had received a cash-out distribution of a retirement benefit pursuant to paragraph 4 hereof.
4. Cash-Out Distribution Option (Retirement or Pre-Retirement Death Prior to January 1, 2009). Each Outside Director as of the Freeze Date or the spouse of a deceased Outside Director may, at his or her option, elect to receive a cash-out distribution of the benefit provided under paragraph 2 or 3 of the Plan, as applicable. Such cash-out distribution shall be an amount equal to the lump sum present value of the undistributed installments of such benefit at the time of such election, computed on the basis of the discount rate then used by the Company in determining the present-value equivalency of a deferred pension benefit under the Company’s defined benefit pension plan covering employees generally. A cash-out distribution of a retirement or death benefit pursuant to this paragraph 4 shall, when made to the person entitled thereto, constitute full satisfaction of the Company’s obligation to pay such benefit.
5. Retirement and Death Benefits (Retirement or Pre-Retirement Death On or After January 1, 2009).
(a) Retirement Benefit. An Outside Director who was a member of the Board on the Freeze Date and who retires on or after January 1, 2009, shall be entitled to a retirement benefit payable as a single lump-sum distribution on or before the fifteenth business day of the month immediately following the later of the date of termination of his or her directorship on the Board or the date such Outside Director attains age 60. The amount of the distribution shall be equal to the lump sum present value of the Outside Director’s quarterly installment payments, as determined pursuant to paragraph 2 above, computed on the basis of the discount rate then used by the Company in determining the present-value equivalency of a deferred pension benefit under the Parity Plan.

(b) Pre-Retirement Death. If the directorship of an Outside Director who was a member of the Board on the Freeze Date is terminated by reason of his or her death on or after January 1, 2009, such Outside Director’s surviving spouse shall be entitled to receive a death benefit payable as a single lump-sum distribution on or before the fifteenth business day of the month immediately following the later of the date of the Outside Director’s death or the date such Outside Director would have attained age 60. The amount of the distribution shall be equal to the lump sum present value of the Outside Director’s quarterly installment payments, as determined pursuant to paragraph 2 above, computed on the basis of the discount rate then used by the Company in determining the present-value equivalency of a deferred pension benefit under the Parity Plan.
No death benefits shall be payable under paragraph 5 of this Plan in respect of a deceased Outside Director who is not survived by his or her spouse.
(c) Full Satisfaction. The payment of the lump-sum distribution of a retirement or death benefit pursuant to this paragraph 5 shall, when made to the person entitled thereto, constitute full satisfaction of the Company’s obligation to pay such benefit.
6. Administration. The Plan shall be administered by the Compensation Committee of the Board (the “Committee”), which shall have full power and authority to interpret the provisions of the Plan and determine eligibility for benefits, to determine all questions arising in the administration of the Plan, to adopt such rules, regulations and procedures which it deems necessary for the administration of the Plan and to recommend any modifications, changes or amendments to the Plan to the full Board. The determinations of the Committee with respect to the Plan shall be binding upon all persons having an interest in the Plan.
7. Non-Assignability of Benefits. Benefits under this Plan shall not be assignable or transferable in any manner, nor shall they be subject to garnishment, attachment or other legal process.
8. Effect. Neither the establishment of the Plan or any modification thereof, nor the creation of any account on the books of the Company, nor the payment of any benefit hereunder shall be construed as giving to any Outside Director or other person any legal or equitable rights against the Company, any officer or employee thereof or the Committee except as herein provided.
9. Amendment and Termination. The Board may at any time amend or terminate this Plan. However, no amendment or termination shall alter or impair benefits accrued under the Plan at the time of such amendment or termination. The version of the Plan in existence at the time that an Outside Director terminates his or her membership on the Board shall control, in all respects, the benefit payable from this Plan without regard to earlier or later versions of the Plan unless such later version specifically provides otherwise.
This Plan shall terminate without the need of further action of the Board upon the final payment of all benefits payable under its terms.

4